Exhibit 10.29

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”), effective as of February 3, 2012 (the “Effective Date”), is made and entered into on February 3, 2012 by and between The Corporate Executive Board Company (hereinafter the “Company”) and Thomas L. Monahan III (hereinafter the “Executive”).

WHEREAS, the Company employs the Executive as its Chief Executive Officer;

WHEREAS, the Executive and the Company have previously entered into an Employment Agreement dated May 19, 2006 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to terminate the Employment Agreement and replace it with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Termination and Termination Benefits

If, for any reason, the Executive’s employment by the Company is terminated, the Executive immediately shall resign his position as a director of the Company. The termination of the Executive’s employment by the Company shall be governed by the following:

(a) By the Company

(i) Termination for Cause

The Company may terminate the employment of the Executive for Cause at any time upon three (3) months notice to the Executive. For purposes of this Agreement, “Cause” shall mean the commission of a material act of fraud, theft or dishonesty against the Company; conviction for any felony; or willful non-performance of material duties which is not cured within sixty (60) days after receipt of written notice to the Executive from the Board of Directors; provided, however, that no action(s) or inaction(s) by the Executive will constitute Cause unless a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting of the Board at which the Executive is allowed to appear with his legal counsel. In the event of termination pursuant to this Section 1(a)(i), the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product, as amended and restated (the “Non-Competition Agreement”) or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).

(ii) Termination Without Cause

The Company, in its sole discretion, may terminate the employment of the Executive at any time without “Cause” as defined by Section 1(a)(i) or without any other cause or reason whatsoever. For purposes of this Section 1(a)(ii), a termination by the Company without cause shall not include a termination due to death or disability (as defined in Section 1(b) below) or a termination by the Executive without Good Reason (as defined in Section 1(c)(ii) below). In the event of termination pursuant to this Section 1(a)(ii), (A) (I) the Company shall pay the Executive, within thirty (30) days after the date on which the Executive’s employment terminates, a lump sum payment equal to 200% of the sum of (x) one year’s base salary of the Executive at the time of such termination plus (y) the Executive’s average annual incentive bonus actually paid by the Company for the two calendar years immediately preceding the year in which termination occurs, (II) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days after such termination without Cause, (III) all time-based restricted stock units and other time-based equity awards granted to the Executive and all deferred compensation of the Executive shall vest, (IV) all performance shares and other performance-based equity awards granted to the Executive shall vest on a pro rata basis based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance period as determined by the Board in good faith based on such performance, or such higher level as may be provided under the applicable award agreement or as determined by the Board in its discretion, (V) the Executive’s annual incentive bonus for the year in which termination occurs shall be paid in cash (at the same time as the annual incentive bonus for such year is paid to other senior executives of the Company) on a pro rata basis based on actual performance (and without the exercise of negative discretion) from the commencement of the applicable performance period through the date of termination, or such higher level as may be determined by the Board in its discretion, and (VI) the Company shall provide to the Executive for a period of two years following the date on which the Executive’s employment terminates, at the same cost to the Executive as is charged to active executive employees of the Company, the same welfare benefits, including, without limitation, health, life and disability insurance coverage, provided to the Executive immediately prior to the termination of the Executive’s employment (or alternative coverage which is no less favorable to the Executive in all respects if continued coverage under the Company’s welfare benefit plans is not possible) and (B) the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).

(b) Death or Disability

The Executive’s employment shall be terminated in the event of his death or disability. The term “disability” shall mean a serious and permanent medical incapacity or disability that precludes the Executive from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Executive to confirm the existence of such incapacity or disability. In the event of termination under this Section 1(b), (i) the Company shall pay the Executive a lump sum payment equal to the Executive’s prorated (through and including the date on which the Executive’s employment terminates) target annual incentive bonus for the year in which termination occurs, (ii) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days (twelve (12) months in the case of termination due to the Executive’s death) after such termination, (iii) all time-based restricted stock units and other time-based equity awards granted to the Executive and all deferred compensation of the Executive shall vest, (iv) all performance shares and other performance-based equity awards granted to the Executive shall vest on a pro rata basis based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance period as determined by the Board in good faith based on such performance, or such higher level as may be provided under the applicable award agreement or as determined by the Board in its discretion, and (v) neither the Executive nor his estate shall be entitled to any further compensation or benefits from the Company except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).

(c) By the Executive

(i) Termination for Good Reason

The Executive may terminate his employment for Good Reason at any time upon sixty (60) days notice to the Company. For purposes of this Agreement, “Good Reason” shall mean during the period of the Executive’s employment under this Agreement, without the written consent of the Executive, (V) a material reduction in the Executive’s duties, responsibilities or authority (provided that the designation of a non-executive Chairman of the Board who has been an independent director for at least one year prior to such designation, and that is made pursuant to a unanimous vote of the independent directors of the Board, shall not be deemed a reduction in authority, regardless of whether the Executive shall have previously served as Chairman of the Board, if the Board has determined in good faith that such designation is necessary for the Company (but, for the avoidance of doubt, the appointment of (A) an executive Chairman of the Board or (B) a non-Executive Chairman where the criteria described in this proviso are not satisfied, shall constitute Good Reason)), (W) a reduction in the base salary or target annual incentive bonus opportunity of the Executive, (X) the Executive is required to relocate his place of employment to a location that is more than thirty-five (35) miles from the location of the Company’s headquarters at the Effective Date, (Y) removal without Cause of the Executive as Chief Executive Officer of the Company, or (Z) a material breach of this Agreement by the Company; provided that no event enumerated in (V), (W), (X), (Y) or (Z) shall be deemed to be a basis for Executive’s termination for Good Reason unless, within sixty (60) days of the occurrence of the event enumerated in (V), (W), (X), (Y) or (Z), the Executive delivers written notice to the Company stating that the Executive believes that a basis for termination for Good Reason exists and specifying the event that the Executive considers to constitute the basis for termination for Good Reason, and the Company shall not have remedied or cured such event within sixty (60) days of receipt of such notice. In the event of termination pursuant to this Section 1(c)(i), (A) (I) the Company shall pay the Executive, within thirty (30) days after the date on which the Executive’s employment terminates, a lump sum payment equal to 200% of the sum of (x) one year’s base salary of the Executive at the time of such termination plus (y) the Executive’s average annual incentive bonus actually paid by the Company for the two calendar years immediately preceding the year in which termination occurs, (II) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable and such options and stock appreciation rights shall expire ninety (90) days after such termination for Good Reason, (III) all time-based restricted stock units and other time-based equity awards granted to the Executive and all deferred compensation of the Executive shall vest, (IV) all performance shares and other performance-based equity awards granted to the Executive shall vest on a pro rata basis based on actual performance from the commencement of the applicable performance period through the date of termination and the projected outcome at the conclusion of the applicable performance period as determined by the Board in good faith based on such performance, or such higher level as may be provided under the applicable award agreement or as determined by the Board in its discretion, (V) the Executive’s annual incentive bonus for the year in which termination occurs shall be paid in cash (at the same time as the annual incentive bonus for such year is paid to other senior executives of the Company) on a pro rata basis based on actual performance (and without the exercise of negative discretion) from the commencement of the applicable performance period through the date of termination, or such higher level as may be determined by the Board in its discretion, and (VI) the Company shall provide to the Executive for a period of two years following the date on which the Executive’s employment terminates, at the same cost to the Executive as is charged to active executive employees of the Company, the same welfare benefits, including, without limitation, health, life and disability insurance coverage, provided to the Executive immediately prior to the termination of the Executive’s employment (or alternative coverage which is no less favorable to the Executive in all respects if continued coverage under the Company’s welfare benefit plans is not less possible) and (B) the Executive shall not be entitled to any further compensation or benefits from the Company except such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).

(ii) Termination Without Good Reason

The Executive may voluntarily terminate his employment without Good Reason at any time upon six (6) months’ written notice to the Company. A voluntary termination by the Executive shall not include a termination of employment due to death or disability (as defined in Section 1(b) above). In the event of such voluntary termination by the Executive, the Company may at any time prior to the expiration of the notice period relieve him of his duties and pay him his salary in lieu of notice for the remainder of said notice period. In the event of termination pursuant to this Section 1(c)(ii), the Executive shall not be entitled to any compensation or benefits from the Company except for such compensation or benefits which have been earned prior to the date of termination pursuant to the express terms of this Agreement or that are payable or otherwise provided pursuant to the Non-Competition Agreement or the benefit plans and arrangements in which the Executive participates at the time of his termination (including without limitation any further vesting or exercisability that may be provided for in such circumstances under the express terms of an equity compensation arrangement then held by executive).

(d) The benefits payable to the Executive pursuant to Sections 1(a)(ii) and 1(c)(i) are contingent upon the Executive signing (and not revoking) the Company’s standard release of claims within twenty-one (21) days following the date of termination of the Executive’s employment.

2. Change of Control

In the event of a Change of Control (as defined in Section 3), (a) all of the options and stock appreciation rights granted to the Executive shall vest and immediately become exercisable, (b) all time-based restricted stock units and other time-based equity awards granted to the Executive shall vest, and (c) all performance shares and other performance-based equity awards granted to the Executive shall vest on a pro rata basis based on actual performance from the commencement of the applicable performance period through the date of the Change of Control and the projected outcome at the conclusion of the applicable performance period as determined by the Board in good faith based on such performance, or such higher level as may be provided under the applicable award agreement or as determined by the Board in its discretion.

Any payment or benefit received or to be received by the Executive in connection with a Change of Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or any affiliate shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section 2, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive (which may be, but will not be required to be, the Company’s independent auditors). The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be “parachute payments.” If the Accounting Firm determines that such reduction is required by this Section 2, such reduction shall be done first by reducing any cash severance payment with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced. If the Accounting Firm determines that no reduction is necessary under this Section 2, it will, at the same time as it makes such determination, furnish the Executive and the Company an opinion that the Executive shall not be liable for any excise tax under Section 4999 of the Code. The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 2. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 2 shall be borne by the Company.

3. Definition of Certain Terms

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below.

(a) “Change of Control” means any of the following:

(i) the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders (as defined in Section 3(b)), of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing 50% or more of the combined voting power of the Company or any successor of the Company; or

(ii) within any 12-month period, the individuals who were directors of the Company as of February 28, 1999 (the “Incumbent Directors”) ceasing for any reason other than death or disability to constitute at least a majority of the Board of Directors, provided that any director who was not a director as of February 28, 1999 shall be deemed to be an Incumbent Director if such director was appointed or elected to the Board of Directors by, or on the recommendation or approval of, at least a majority of directors who then qualified as Incumbent Directors, provided further that any director appointed or elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director; or

(iii) approval by the stockholders of the Company of any merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 60% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership in the Company immediately before such merger, consolidation or reorganization, or (B) the stockholders of the Company immediately after such merger, consolidation or reorganization are Permitted Holders; or

(iv) approval by the stockholders of the Company of a transfer of 50% or more of the assets of the Company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the Company’s revenues or income, unless the person to which such transfer is made is either (A) a Subsidiary of the Company, (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or

(v) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) “Permitted Holders” means:

(i) the Company,

(ii) any Subsidiary,

(iii) any employee benefit plan of the Company or any Subsidiary, and

(iv) any group which includes or any person who is wholly or partially owned by a majority of the individuals who immediately prior to such acquisition of securities or stockholder approval specified under Section 3(a)(i), 3(a)(iii) or 3(a)(iv) are executive officers (as defined in Exchange Act Rule 3b-7) of the Company or any successor of the Company; provided that immediately prior to and for six months following such acquisition of securities or stockholder approval such executive officers of the Company are beneficial owners (as defined in Exchange Act Rule 16a-1(a)(2)) of the common stock of the Company or any successor of the Company; and provided further that such executive officers’ employment is not terminated by the Company or any successor of the Company (other than as a result of death or disability) during the six months following such acquisition of securities or stockholder approval. A Change of Control shall be deemed to have occurred on any date within six months following an acquisition of securities or stockholder approval under Section 3(a)(i), 3(a)(iii) or 3(a)(iv) on which any of the conditions set forth in this clause (iv) cease to be satisfied.

(c) “Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation.

4. Section 409A

Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) and which is payable upon the Executive’s “termination of employment” shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if the Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. Notwithstanding anything set forth in this Agreement to the contrary, to the extent any payments to be made to the Executive hereunder constitute deferred compensation under the Section 409A

Regulations, then each such payment which is contingent upon the Executive signing (and not revoking) the Company’s standard release of claims and which is to be paid during a specified period following termination of the Executive’s employment that begins in a first taxable year and ends in a second taxable year, shall be paid in the second taxable year. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.

5. Arbitration

The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Employment Agreement (excluding enforcement by the Company of its rights under the Non-Competition Agreement) that is not amicably settled shall be resolved by arbitration, as follows:

(a) An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected party(ies). Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the Commonwealth of Virginia for an order appointing arbitrators qualified as set forth below.

(b) Any such arbitration shall be heard in the Commonwealth of Virginia, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, an arbitrator shall be selected in the first instance by those members of the Board of Directors who are neither members of the Compensation Committee of the Board of Directors nor employees of the Company. If there are no such members of the Board of Directors, an arbitrator shall be selected by the Board of Directors. Executive may request that additional arbitrators be appointed, which arbitrator(s) shall be named by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of any additional arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Any arbitrator shall be an individual who is an attorney licensed to practice law in the Commonwealth of Virginia. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of an arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator(s) pursuant to the then-current employment dispute resolution rules of the American Arbitration Association.

(c) All attorneys’ fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys’ fees as they deem appropriate under the circumstances; provided, however, that, notwithstanding the foregoing, if any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance to the Executive, on a current basis, all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest thereon at a rate equal to the prime rate, as published under “Money Rates” in The Wall Street Journal from time to time plus 300 basis points, but in no event higher than the maximum legal rate permissible under applicable law (the “Interest Rate”), such interest to accrue from the date the Company receives the Executive’s written statement for such fees and expenses through the date of payment thereof; provided, further, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 5(c), but in no event shall the Executive be required to reimburse the Company for the Company’s attorneys’ fees and costs. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

(d) The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

(e) It is intended that controversies or claims submitted to arbitration under this Section 5 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or regulation, including the federal securities laws and the regulations thereunder, in response to legal process or in connection with such arbitration.

6. Non-Waiver

It is understood and agreed that one party’s failure at any time to require the performance by the other party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first party’s right thereafter to enforce the same, nor shall the waiver by either party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.

7. Severability

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and this Agreement shall be construed to give full effect to the remaining provisions thereof.

8. Governing Law

This Agreement shall be interpreted, construed and governed according to the laws of the Commonwealth of Virginia, without regard to the principle of conflicts of laws thereof.

9. Headings and Captions

The paragraph headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof.

10. Survival

This Agreement shall survive and continue in full force and effect in accordance with its terms until all obligations hereunder have been satisfied in full. The provisions of the Non-Competition Agreement and the Stock Option Agreement (and any agreements incorporated therein by reference) shall survive the termination and/or expiration of this Agreement.

11. Entire Agreement

This Agreement, including the agreements expressly incorporated by reference herein (and any agreements incorporated therein by reference), contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by both the Executive and the Company.

12. Assignability

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and assigns. The Company agrees that concurrently with any merger, consolidation, or transfer of all or substantially all material Company assets, it will cause any surviving or resulting corporation or transferee to unconditionally assume all of the obligations of the Company under this Agreement.

13. Notices

All notices required or permitted hereunder shall be in writing and shall be deemed properly given when (a) delivered personally or sent by overnight courier to the address of the other party hereto pursuant to this Section 13 or (b) sent by facsimile, with a confirmatory copy delivered by overnight courier to the address of the other party hereto pursuant to this Section 20. Any such notice or communication shall be addressed: (a) if to the Company, to Chairman of the Board, The Corporate Executive Board Company, 1919 North Lynn Street, Arlington, Virginia 22209; or (b) if to the Executive, to his last known home address on file with the Company; or to such other address as the parties shall have furnished to one another in writing.

14. Counterparts

This Agreement may be executed in two or more counterparts all of which shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

15. Indemnification

The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director. In addition, the Executive shall be indemnified by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law. The Executive’s rights under this Section 15 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

16. Legal Fees

The Company shall reimburse the Executive for legal fees and expenses of up to $25,000 incurred by Executive in connection with the review and preparation of this Agreement and any documents ancillary thereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the Effective Date.

The Corporate Executive Board Company

By:	/s/ Melody L. Jones
Name: Melody L. Jones Title: Chief Human Resources Officer

/s/ Thomas L. Monahan III
Thomas L. Monahan III